Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-3 Nos. 333-40722, 333-105745, and 333-116702 and Form S-8 Nos. 333-88259, 333-38992, 333-38990, 333-67026, 333-97741, 333-105748, and 333-116704) pertaining to the PLX Technology, Inc. 1998 Stock Incentive Plan, the PLX Technology, Inc. 1999 Stock Incentive Plan, the Sebring Systems, Inc. 1997 Stock Option/Stock Issuance Plan, the HiNT Corporation 2000 Stock Plan, and the NetChip Technology, Inc. 1996 Flexible Stock Incentive Plan of our report dated February 24, 2005, with respect to the consolidated financial statements and schedule of PLX Technology, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2004.

San Jose, California
February 24, 2005

/s/ ERNST & YOUNG LLP